EXHIBIT 99

Alberto-Culver Announces Double-Digit Sales and Profit Increases for

First Quarter Fiscal 2005 and 15% Increase in Cash Dividend

Melrose Park, IL, (January 27, 2005) - The Alberto-Culver Company (NYSE: ACV) today announced record sales and record profits for fiscal year 2005’s first quarter, which ended on December 31, 2004. The results were driven by strong growth from both consumer products and beauty supply distribution. Sales reached $848 million and net earnings were $51.9 million excluding a non-cash charge. These represent excellent gains of 10.8% and 21.2%, respectively. Excluding the non-cash charges in the current quarter and prior year, diluted earnings per share were 56 cents compared with 47 cents last year, while basic earnings per share rose to 57 cents from 48 cents in 2004.

Net earnings including the non-cash charges associated with the company’s conversion to one class of common stock in November 2003 were $49.4 million for the quarter ended December 31, 2004 compared to $1.7 million in the prior year. Including the non-cash charges, diluted earnings per share were 53 cents in the current quarter versus 2 cents last year and basic earnings per share were 54 cents compared to 2 cents in the prior year.

On an organic basis, excluding acquisitions, a divestiture, and a positive benefit from foreign currency translation, sales increased 5.5% in the first fiscal quarter versus an organic sales increase of 4.3% in the first fiscal quarter of 2004. Led by TRESemmé, including its launch in the United Kingdom, Alberto VO5 with its introduction of Nourishing Oasis and St. Ives, the Company’s consumer products group continued its strong sales growth. “New product launches for our main global brand franchises will be coming domestically and around the world that will hopefully boost our sales in the second quarter and the rest of fiscal 2005 also,” noted Mr. Howard B. Bernick, President and Chief Executive Officer.

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Alberto-Culver Announces Double-Digit Sales and Profit Increases For First Quarter Fiscal 2005 and 15% Increase in Cash Dividend	Page 2

Sally Beauty Supply continued to grow domestically and internationally. Sally expanded to 2,361 stores in North America, the United Kingdom, Germany, and Japan. Beauty Systems Group grew its number of stores and increased its professional distributor sales consultants to 795 stores and 1,290 consultants, respectively, including the acquisition of CosmoProf on December 31, 2004 which added more than 135 professional distributor sales consultants and 93 stores in the Los Angeles area, Hawaii and six western states.

“As planned and previously communicated, the Company applied a significant portion of the interest savings that resulted from last year’s early debt retirement to upping the advertising and marketing support behind our brands and businesses in the first quarter during which time these investments increased by almost 15% from the prior year,” Mr. Bernick added.

At today’s annual meeting of the Company’s shareholders at Alberto-Culver’s suburban Chicago headquarters, Mr. Bernick will comment, “We are very proud of our record of increasing dividends. The company has continuously paid a quarterly cash dividend since 1967 and increased its cash dividend in each of the past 20 consecutive years. Today the Company’s Board of Directors approved our 21st consecutive annual cash dividend increase, a 15% rise of six cents a share, to 46 cents annually per share, versus the previous 40 cents per share. Our new 11.5 cent quarterly dividend will be paid on February 18, 2005 to shareholders of record on February 7, 2005.”

Due to the non-cash charge taken in conjunction with the conversion to a single class of stock in the first quarter of fiscal 2004, and the disclosure of organic sales growth rates, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included as a schedule to this release and can also be found on the company’s web site at www.alberto.com.

Generally accepted accounting principles (GAAP) require that the Company record a non-cash charge in the current quarter against pre-tax earnings of $3.8 million ($2.5 million after tax) due to the remeasurement of the intrinsic value of stock options affected by the

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Alberto-Culver Announces Double-Digit Sales and Profit Increases For First Quarter Fiscal 2005 and 15% Increase in Cash Dividend	Page 3

November, 2003 conversion to a single class of common stock. This non-cash charge relates only to the conversion and had no effect on the sales, operating profits or cash flows of the Company’s business units or on the consolidated sales and cash flows of the Company. GAAP did not allow the Company to record the entire non-cash charge related to the share conversion immediately when it took place during the fiscal 2004 first quarter. The Company previously recognized pre-tax non-cash charges of $85.6 million ($55.6 million after tax) for fiscal 2004, including $63.1 million ($41.1 million after tax) in the first quarter of fiscal 2004, and expects to recognize additional pre-tax non-cash charges of $11.2 million ($7.2 million after tax) over the remainder of fiscal 2005 and $3.4 million ($2.2 million after tax) over the next two fiscal years in diminishing amounts.

Mr. Bernick said the company would discuss first quarter results with investors in a call to be held later today (Thursday, January 27) at 2:30pm ET. The dial-in numbers for the call are 800-949-2163 or 312-461-9296. The numbers for a replay of the conference call are 800-839-6713 or 402-220-2306 and will be available for seven days. The passcode is 6878318. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Financials Section and at www.fulldisclosure.com.

Alberto-Culver Company manufactures, distributes and markets leading personal care products including Alberto VO5, St. Ives and TRESemmé in the United States and internationally. Its Pro-Line International unit is the second largest producer in the world of products for the ethnic hair care market. Sally Beauty Company is the world’s number one marketer of professional beauty care products through its chain of domestic and international Sally stores. Beauty Systems Group is a network of stores and professional sales consultants selling exclusive professional beauty care brands such as Matrix, Redken, Paul Mitchell, Wella, L’Oreal, Graham Webb and Sebastian to salon owners, salon professionals and franchisees.

This press release contains forward-looking statements. These statements are based on Alberto-Culver management’s current assessment of its markets and businesses. There are risks and uncertainties that could have an impact on these statements in the future. Some of the factors that could cause actual results to differ from these current projections include:

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Alberto-Culver Announces Double-Digit Sales and Profit Increases For First Quarter Fiscal 2005 and 15% Increase in Cash Dividend	Page 4

the pattern of brand sales, competitive activity in each of the Company’s markets, loss of distribution rights, risks inherent in acquisitions and strategic alliances, loss of one or more key employees, sales by unauthorized distributors in the Company’s exclusive markets, the effects of a prolonged United States or global economic downturn or recession, changes in costs, unanticipated legal proceedings, health epidemics, variations in currency exchange rates, and changes in political, economic or other external factors over which the company has no control. The company is not obligated to update any forward-looking statement in this release.

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Alberto-Culver Announces Double-Digit Sales and Profit Increases For First Quarter Fiscal 2005 and 15% Increase in Cash Dividend	Page 5

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended December 31, 2004 and 2003	2004	2003
Net sales	$847,534	764,751
Cost of products sold	421,473	382,718

Gross profit	426,061	382,033
Advertising, marketing, selling and administrative	344,509	310,805
Non-cash charge related to conversion to one class of common stock *	3,790	63,170

Operating earnings	77,762	8,058
Interest expense, net	1,734	5,380

Earnings before income taxes	76,028	2,678
Provision for income taxes	26,610	937

Net earnings	$49,418	1,741

Net earnings per share:
Basic	$.54	.02
Diluted	$.53	.02

Weighted average shares outstanding:
Basic	90,703	89,109
Diluted	92,450	91,199

*	The non-cash charge relates to the remeasurement of the intrinsic value of stock options affected by the conversion to one class of common stock.

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Alberto-Culver Announces Double-Digit Sales and Profit Increases For First Quarter Fiscal 2005 and 15% Increase in Cash Dividend	Page 6

Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	December 31
	2004	2003
Assets
Cash, cash equivalents and short-term investments	$126,491	252,213
Accounts receivable, net	243,817	232,086
Inventories	688,028	601,644
Other current assets	45,319	40,944

Total current assets	1,103,655	1,126,887
Property, plant and equipment, net	313,945	275,451
Goodwill and trade names, net	646,528	546,708
Other assets, net	83,539	76,571

Total assets	$2,147,667	2,025,617

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$539	195
Accounts payable, accrued expenses and income taxes	517,691	453,402

Total current liabilities	518,230	453,597
Long-term debt	141,368	320,564
Other liabilities and deferred taxes	96,792	92,809
Stockholders’ equity	1,391,277	1,158,647

Total liabilities and stockholders’ equity	$2,147,667	2,025,617

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Alberto-Culver Announces Double-Digit Sales and Profit Increases For First Quarter Fiscal 2005 and 15% Increase in Cash Dividend	Page 7

Segment Data (Unaudited)

(in thousands)

Three Months Ended December 31, 2004 and 2003	2004	2003
Net Sales:

Global Consumer Products	$303,735	277,587
Beauty Supply Distribution:
Sally Beauty Supply	337,791	313,189
Beauty Systems Group	213,019	178,167

Total	550,810	491,356
Eliminations	(7,011)	(4,192)

	$847,534	764,751

Earnings Before Provision for Income Taxes:

Global Consumer Products	$27,404	24,689
Beauty Supply Distribution:
Sally Beauty Supply	42,058	35,227
Beauty Systems Group	15,161	16,050

Total	57,219	51,277

Segment operating profit	84,623	75,966
Unallocated expenses	(3,071)	(4,738)
Non-cash charge related to conversion to one class of common stock*	(3,790)	(63,170)
Interest expense, net	(1,734)	(5,380)

	$76,028	2,678

*	The non-cash charge relates to the remeasurement of the intrinsic value of stock options affected by the conversion to one class of common stock.

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Alberto-Culver Announces Double-Digit Sales and Profit Increases For First Quarter Fiscal 2005 and 15% Increase in Cash Dividend	Page 8

Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three months ended December 31, 2004 includes references to the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Net earnings excluding non-cash charge

•	Basic net earnings per share excluding non-cash charge

•	Diluted net earnings per share excluding non-cash charge

•	Organic sales growth

As discussed in the press release, the company had a non-cash charge related to the company’s conversion to one class of common stock impacting its financial results in the first quarter of fiscal years 2005 and 2004. Generally accepted accounting principles (GAAP) require that the Company record a non-cash charge in the current quarter against pre-tax earnings of $3.8 million ($2.5 million after tax) due to the remeasurement of the intrinsic value of stock options affected by the November, 2003 conversion to a single class of common stock. GAAP did not allow the Company to record the entire non-cash charge related to the share conversion immediately when it took place during the fiscal 2004 first quarter. The Company previously recognized pre-tax non-cash charges of $85.6 million ($55.6 million after tax) for fiscal 2004, including $63.1 million ($41.1 million after tax) in the first quarter of fiscal 2004, and expects to recognize additional pre-tax non-cash charges of $11.1 million ($7.2 million after tax) over the remainder of fiscal 2005 and $3.4 million ($2.2 million after tax) over the next two fiscal years in diminishing amounts. The non-cash charge relates to a change in the capital structure of the company rather than the normal operations of the company’s core businesses and had no effect on the sales, operating profits or cash flows of the Company’s business units or on the consolidated sales and cash flows of the Company.

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under generally accepted accounting principles (GAAP) in the United States for the first quarter of fiscal years 2005 and 2004 are as follows (in thousands, except per share data):

	Three Months Ended December 31,
	2004	2003
Net earnings, as reported	$49,418	1,741

Non-cash charge related to conversion to one class of common stock, net of income taxes	2,464	41,060

Net earnings excluding non-cash charge	$51,882	42,801

Basic net earnings per share, as reported	$.54	.02

Non-cash charge related to conversion to one class of common stock, net of income taxes	.03	.46

Basic net earnings per share excluding non-cash charge	$.57	.48

Diluted net earnings per share, as reported	$.53	.02

Non-cash charge related to conversion to one class of common stock, net of income taxes	.03	.45

Diluted net earnings per share excluding non-cash charge	$.56	.47

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Alberto-Culver Announces Double-Digit Sales and Profit Increases For First Quarter Fiscal 2005 and 15% Increase in Cash Dividend	Page 9

Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

In addition, the press release discusses the percentage of organic sales growth which excludes the impact of foreign exchange, acquisitions and a divestiture.

A reconciliation of this non-GAAP financial measure to its most directly comparable financial measure under generally accepted accounting principles (GAAP) in the United States for the first quarter of fiscal years 2005 and 2004 is as follows:

	First Fiscal Quarter
	2005	2004
Net sales growth, as reported	10.8%	9.8%

Impact of foreign exchange	(2.0)	(3.2)

Impact of acquisitions	(4.5)	(2.3)

Impact of divestiture	1.2	—

Organic sales growth	5.5%	4.3%

Management uses these non-GAAP financial measures to evaluate the performance of the company and believes the presentation of these amounts provides the reader with information necessary to analyze the company’s normal operations for the periods compared.

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